Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Iconix Brand Group Inc.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement of our report dated March 20, 2006, except for Note 19 which is as of September 27, 2006, relating to the consolidated financial statements and our report dated March 20, 2006 relating to the effectiveness of Iconix Brand Group, Inc.’s internal control over financial reporting and to the incorporation by reference in the Registration Statement of our report dated March 20, 2006 relating to the financial statement schedule appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

New York, New York

November 21, 2006